Exhibit 99.1

JOINT FILING AGREEMENT

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them without the necessity of filing additional joint filing agreements. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow]

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 6, 2020.

Miaomiao Yan

By:	/s/ Miaomiao Yan

Shanghai Meicheng Enterprise Management Co., Ltd.

By:	/s/ Miaomiao Yan
Name:	Miaomiao Yan
Title:	Executive Director

Hongkong Ruishang International Trade Co., Ltd.

By:	/s/ Lei Yan
Name:	Lei Yan
Title:	Director

Apex Glory Holdings Limited

By:	/s/ Miaomiao Yan
Name:	Miaomiao Yan
Title:	Authorized Signatory